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                                                                   EXHIBIT 11
                          THE ADVEST GROUP, INC. AND SUBSIDIARIES

                        Computation of Net Income Per Common Share

                         (In thousands, except per share amounts)



                                        For the quarters ended December 31,
                                        -----------------------------------
                                                              Assuming
                                           Primary          Full Dilution
                                        --------------      -------------
                                        1994*     1993           1993
                                        -----     ----           -----

Income before extraordinary credit    $  858    $2,185          $2,185

Interest on convertible debentures
   outstanding during the period,
   net of tax and other related
   expenses                               --        --             274
                                       -----    ------          ------
     Net income applicable to
       common stock and other
       dilutive securities            $  858   $ 2,185         $ 2,459
                                       =====    ======          ======
Average number of common shares
   outstanding during the period       8,540     9,010           9,010

Additional shares assuming:
   Exercise of stock options             164       276             286
   Conversion of debentures               --        --           1,576
                                       -----    ------          ------
     Average number of common and
       common equivalent shares used
       to calculate net income per
       common share                    8,704     9,286          10,872
                                       =====    ======          ======
Income per common and common
   equivalent share:

     Net income                       $  .10   $   .24         $   .23
                                       =====    ======          ======



* For the quarter ending December 31, 1994, primary and fully diluted net income per common share are equal.


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